     As Filed with the Securities and Exchange Commission on March 2, 1999
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                               MONSANTO COMPANY
            (Exact name of Registrant as specified in its charter)

               Delaware                              43-0420020
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

                                --------------

                         800 North Lindbergh Boulevard
                           St. Louis, Missouri 63167
                                (314) 694-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                                --------------

                           R. William Ide III, Esq.
                               Monsanto Company
                         800 North Lindbergh Boulevard
                           St. Louis, Missouri 63167
                                (314) 694-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:
         Barbara L. Blackford                      Robert F. Wall
          Sonya Meyers Davis                      Terrence R. Brady
           Monsanto Company                       Winston & Strawn
     800 North Lindbergh Boulevard              35 West Wacker Drive
       St. Louis, Missouri 63167               Chicago, Illinois 60601
            (314) 694-1000                         (312) 558-5600

                                --------------

  Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

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
                                                              Proposed
                                Amount    Proposed Maximum    Maximum      Amount of
  Title of Each Class of        to be      Offering Price    Aggregate    Registration
Securities to be Registered   Registered  Per Security (1) Offering Price     Fee
--------------------------------------------------------------------------------------
5.375% Notes due 2001......  $500,000,000       100%        $500,000,000    $139,000
5.750% Notes due 2005......  $600,000,000       100%        $600,000,000    $166,800
5.875% Notes due 2008......  $200,000,000       100%        $200,000,000    $ 55,600
6.500% Debentures due 2018.  $500,000,000       100%        $500,000,000    $139,000
6.600% Debentures due 2028.  $700,000,000       100%        $700,000,000    $194,600
--------------------------------------------------------------------------------------

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(1) Estimated in accordance with Rule 457 under the Securities Act of 1993, as amended, solely for purpose of computing the registration fee.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                   SUBJECT TO COMPLETION, DATED MARCH 2, 1999

PROSPECTUS

[Monsanto logo]

                                Monsanto Company

                               Exchange Offer for

                       $500,000,000 5.375% Notes due 2001
                       $600,000,000 5.750% Notes due 2005
                       $200,000,000 5.875% Notes due 2008
                    $500,000,000 6.500% Debentures due 2018
                    $700,000,000 6.600% Debentures due 2028

                          Terms of the Exchange Offer

  .  The Exchange Offer expires at 5:00 p.m., New York City time, on      ,
     1999, unless extended.

  . All outstanding notes and debentures that are validly tendered and not validly withdrawn will be exchanged.

  . Tenders of outstanding notes and debentures may be withdrawn at any time prior to the expiration of the Exchange Offer.

  . The Exchange Offer is not subject to any condition, other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

  .  Monsanto will not receive any proceeds from the Exchange Offer.

  . The exchange of notes and debentures will not be a taxable exchange for U.S. federal income tax purposes.

  . The terms of the exchange notes and debentures and the outstanding notes and debentures are substantially identical, except for certain transfer restrictions and registration rights relating to the outstanding notes and debentures.

  . There is no existing market for the exchange notes and debentures, and Monsanto does not intend to apply for their listing on any securities exchange.

   For a discussion of certain factors that should be considered by holders prior to tendering their outstanding notes and debentures in the Exchange Offer, see "Risk Factors" beginning on page 11.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. Monsanto may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this Prospectus is         , 1999.

   Each broker-dealer that receives Exchange Debt for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debt. Each Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debt received in exchange for Outstanding Debt acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, ending on the close of business on the 180th day following the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   You should rely on the information contained, or incorporated by reference, in this Prospectus. Monsanto has not authorized anyone to provide you with different information. Monsanto is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................  11
Use of Proceeds............................................................  12
The Exchange Offer.........................................................  13
Disclosure Regarding Forward-Looking Information...........................  21
Description of the Exchange Debt...........................................  25
Certain United States Federal Tax Consequences.............................  35
Plan of Distribution.......................................................  37
Where You Can Find More Information........................................  38
Incorporation of Certain Documents by Reference............................  38
Validity of the Exchange Debt..............................................  39
Experts....................................................................  39

                               ----------------

   Trademarks and service marks owned or licensed by Monsanto and its subsidiaries are indicated by special type throughout this Prospectus.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial information appearing elsewhere in or incorporated by reference into this Prospectus.

                                  The Company

   Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by applying common forms of science and technology among agriculture, nutrition and health. Monsanto makes and markets high-value agricultural products, pharmaceuticals and food ingredients.

   Monsanto was an early innovator in agricultural biotechnology, and its Agricultural Products segment is a leading developer, producer and marketer of crop protection products and seeds. This group also develops and markets products enhanced by biotechnology. Monsanto markets its technology through its seed companies and through licensing its technology to third-party seed companies.

   The Nutrition and Consumer Products segment of the Company manufactures and markets sweeteners (including NutraSweet brand sweetener and Equal and Canderel tabletop sweeteners), algins, biogums and other food ingredients. This segment also is investing in a science-based nutrition research program for future life sciences products.

   The Pharmaceuticals segment reflects the operations of the Company's wholly-owned subsidiary, G.D. Searle & Co. ("Searle"), which develops, produces and markets prescription pharmaceuticals. Searle focuses its pharmaceutical product portfolio and research efforts to solve unmet medical needs in four major therapeutic areas: arthritis/pain and inflamation; cardiovascular disease; women's health care; and oncology.

   The Company was incorporated in 1933 under Delaware law and is the successor to a Missouri corporation, Monsanto Chemical Works, organized in 1901. The Company's principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (telephone number (314) 694-1000) and its internet address is http://www.monsanto.com.

Strategy

   Monsanto is a life sciences company that creates value by advancing and applying the rapid innovations in biosciences and genomics to agriculture, nutrition and health. By considering agriculture, nutrition and health as a system rather than as isolated businesses, the Company expects to develop more powerful approaches to medical and agricultural needs. The sharing of these technologies across businesses can result in reduced time and cost of research and development (known as "R&D") and also allows the Company to focus on the most promising candidates in its product pipeline.

   While the life sciences industry is relatively young, Monsanto expects the recent trends of consolidation and alliances in the industry to continue. The Company has assembled a unique network of relationships among technology companies and traditional providers of agriculture, food, and human and animal health during the past several years in order to compete effectively in this emerging industry. Specifically, Monsanto:

  . Has acquired, or agreed to merge with, several seed companies. These investments are the foundation for Monsanto's continued success in quickly bringing new traits to market worldwide. The integration of seeds, biotechnology and crop protection products allows Monsanto to offer better solutions to customers. Further, Monsanto expects this integration to transform its seed companies from commodity-based operations to value-added businesses. In the near term, the Company is focusing on the successful integration of its seed businesses.

  . Is collaborating with several genomics companies and has created a wholly-owned subsidiary devoted to applying genomics technologies to the discovery and development of plant and agricultural products. These collaborations are expected to increase the speed and precision with which Monsanto can discover and bring to market new life sciences products.

  . Has forged partnerships and alliances with pharmaceutical companies to speed the worldwide development and marketing of several promising products in the Monsanto pipeline. The Company expects to continue this kind of partnering for certain of its pharmaceutical pipeline products. In addition, Searle has recently broadened its geographic presence with strategic acquisitions in key countries, including Brazil, Argentina, Italy and Switzerland.

  . Has formed a joint venture with Cargill Incorporated ("Cargill") to create new and better products for animal feed and crop processing that are expected to give growers more options and choices in raising crops geared for those markets.

Company Strengths

   The Company believes its competitive strengths include the following:

  . Broad life sciences platform--Monsanto's portfolio includes products in each of its key business sectors that provide a solid platform for its efforts in furthering the enterprise as a life sciences company. The Company has been recognized for its strong product stewardship-- developing and commercializing key products such as Roundup herbicide and NutraSweet brand sweetener, and then maximizing their potential. The Company's product management capabilities have created the foundation for its life sciences strategy and generated the cash flow that has allowed Monsanto to fund its growth programs to date. Searle is currently a leading prescription arthritis treatment provider in the United States and worldwide, driven by the success of the Daypro and Arthrotec arthritis treatments. In early 1999, Monsanto introduced Celebrex, a new arthritis agent for acute or chronic use in the treatment of the signs and symptoms of osteoarthritis and adult rheumatoid arthritis. In Phase III clinical tests, Celebrex was shown to be as effective as the prescription-strength non-steroidal anti-inflammatory drug (NSAID) naproxen in treating arthritis pain and inflammation, yet was associated with significantly fewer upper gastrointestinal ulcers than both naproxen and another widely used arthritis medication, ibuprofen. Celebrex has been approved for sale in the United States, Brazil and Mexico. Approvals in other countries are pending.

  . Leadership position among agricultural biotechnology firms--Monsanto began commercializing crops that are herbicide- or insect-resistant in 1995. In 1998, there were more than 50 million acres of crops planted with seeds containing Monsanto biotechnology traits. This represents a clear leadership position in this market. Such acreage is expected to grow substantially as the Company continues to commercialize these products around the world and as Monsanto traits are bred into more varieties. In many growing regions, the demand for these products has exceeded supply, and the satisfaction among growers planting these products indicates continued growth potential.

  . Strong near-term product pipeline--Monsanto has more than two dozen products in its near-term product pipeline with expected commercialization dates ranging from 1999 through 2002. The Company believes that the overall expected value of this near-term portfolio exceeds $10 billion and that the product candidates support each of the Company's major business segments (Agricultural Products, Nutrition and Consumer Products and Pharmaceuticals). See the product pipeline section below for additional information.

  . Leading-edge technology--The Company invested early on in agricultural biotechnology, which has led to its strong position in agricultural biotechnology products. Within the past two years, Monsanto has collaborated with several genomics companies, and has created a wholly-owned subsidiary to apply genomics technologies to the discovery and development of plant and agricultural products. Genomics is expected to contribute to an exponential increase in the number of new life sciences products which can be created and brought to market. The Company believes its biotechnology and genomics capabilities are unparalleled in the life sciences industry.

  . Marketplace presence, sales and distribution strength--Monsanto has well-established relationships with a significant number of industry leaders in its target markets, and is adding new relationships through its partnering arrangements and alliances. This additional presence will position the Company well as it continues to grow its life sciences franchise.

                              Recent Transactions

 Agricultural Products Segment

   The addition of seed companies to Monsanto's life sciences portfolio is expected to speed the development and commercialization of seeds that: (1) allow growers to use fewer insecticides or other inputs and allow for growing crops in a more environmentally friendly manner; (2) have greater yields; or
(3) contain an improved quality (for example, a healthier oil) for human or animal consumption.

   Monsanto is focusing its agricultural biotechnology efforts and related seed products on the major row crops (wheat, corn, soybeans, cotton, canola and rice). As the Company has aggressively pursued its life sciences strategy in 1998, it entered into the following transactions:

   DEKALB Genetics Corporation. On December 4, 1998, Monsanto completed its acquisition of the remaining shares of DEKALB Genetics Corporation ("DEKALB") that Monsanto did not already own for a purchase price of approximately $2.3 billion. DEKALB is a worldwide leader in agricultural genetics and a top hybrid seed corn company in the United States. DEKALB also has a strong presence in Latin America, plus seed interests in Europe and Southeast Asia. DEKALB currently offers its customers Monsanto traits for YieldGard insect-protected corn and Roundup Ready herbicide-tolerant corn.

   Delta and Pine Land Company. On May 11, 1998, Monsanto announced a definitive agreement with Delta and Pine Land Company ("Delta Pine") to merge Delta Pine with Monsanto, which was approved by Delta Pine's shareowners on November 30, 1998. Under the terms of the agreement, Monsanto will issue approximately 33 million shares of its Common Stock to Delta Pine shareowners. The merger is subject to regulatory approvals and other customary conditions. Delta Pine is a leading breeder, producer and marketer of cotton seed. It currently sells Monsanto's Bollgard and Ingard insect-protected cotton in the United States, Mexico, Australia and China, and Roundup Ready cotton in the United States. Delta Pine's international experience in commercializing crops developed through biotechnology has allowed it to quickly bring these new seeds to global markets.

   Cargill International Seed Operations. In October 1998, Monsanto announced the acquisition of the international seed operations of Cargill in Central and Latin America, Europe (excluding certain operations in the United Kingdom), Asia and Africa for a purchase price of approximately $1.4 billion. Cargill's international seed businesses specialize in the development and marketing of corn, rapeseed and sunflower seeds.

   Plant Breeding International Cambridge Limited. On July 16, 1998, Monsanto acquired Plant Breeding International Cambridge Limited ("PBIC") for a purchase price of approximately $525 million. PBIC breeds and produces new and improved varieties of winter wheat and other crops. PBIC's principal operations are in the United Kingdom, France and Germany.

   Cargill Joint Venture. On January 7, 1999, Monsanto and Cargill formed Renessen LLC, a worldwide joint venture to create and market new products enhanced through biotechnology for the crop processing and animal feed markets. The 50-50 joint venture is expected to draw from Monsanto's capabilities in genomics, biotechnology and seeds and Cargill's global agricultural input, processing and marketing infrastructure to develop new products with traits aimed at improving the processing efficiencies and animal nutrition qualities of major crops.

 Pharmaceuticals Segment

   The Pharmaceuticals segment has entered into agreements designed to enhance its ability to develop and commercialize its products and broaden its geographical presence, including the following transactions:

  . An alliance between Searle and Yamanouchi Pharmaceutical Co., Ltd. to develop and commercialize key compounds from the Searle product pipeline for the Japanese market.

  . Agreements between Searle and Pfizer Inc. ("Pfizer") covering the promotion of Searle's novel COX-2 inhibitors in the United States and all other world areas except Japan.

 Other Segments

   The Company has focused on divesting certain non-core businesses, including the following transactions:

  . In January 1999, Monsanto completed the sale of its lawn-and-garden business exclusive of its Roundup herbicide products for residential use to The Scotts Company for approximately $300 million. Under a separate, long-term, exclusive agreement, Monsanto will continue to make Roundup for residential use, and The Scotts Company will market the product.

  . During the course of 1998, the Company completed the sale or restructuring of several small, non-core businesses. This effort is expanding to include a number of other non-core initiatives with potential gross proceeds of up to $700 million.

                               Product Pipeline

   The Company's near-term product pipeline, defined as products that are expected to be commercialized during the 1999-2002 period, includes significant products in major markets. Highlights of Monsanto's near-term pipeline include:

  . COX-2 candidates under development include: a once-a-day dosing product for arthritis sufferers; an injectable COX-2 compound formulated for the management of acute pain in a hospital setting; a treatment of certain cancers; and, in the medium-term pipeline, a COX-2 compound that may lessen the severity of Alzheimer's disease.

  . Other near-term pharmaceutical pipeline products include leridistim, a blood cell growth factor expected to help prevent infections in cancer patients after chemotherapy.

  . Neotame is an important product in the Nutrition and Consumer Products segment's pipeline that can build on the market leadership created by NutraSweet brand sweetener. In December 1997, Monsanto filed a limited-use food additive petition with the FDA for this unique, no-calorie, high-intensity sweetener. In December 1998, the Company filed for general use of neotame in any food and beverage product sold in the United States.

  . The near-term agricultural pipeline includes products that will strengthen Monsanto's already strong portfolio. The near-term pipeline currently includes products to address specific weed and disease problems in wheat, which is planted on more acres worldwide than any other crop. In addition, the pipeline includes: a biotechnology-based product that will give corn growers protection against the corn rootworm, a pest that costs U.S. growers $1 billion annually in lost yields; and next-generation agricultural biotechnology products that will incorporate insect and herbicide resistance traits in corn and cotton seeds.

   Monsanto announced in January 1999 that it was no longer pursuing the development of two cardiovascular candidates--the anti-platelet aggregation compounds orbofiban and xemilofiban--because they were not as efficacious in long-term therapy as expected.

                     Private Placement of Outstanding Debt

   On December 9, 1998, the Company sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), $500 million of its 5.375% Notes due 2001, $600 million of its 5.750% Notes due 2005, $200 million of its 5.875% Notes due 2008, $500 million of its 6.500% Debentures due 2018 and $700 million of its 6.600% Debentures due 2028 (collectively, the "Outstanding Debt"). The Company used the net proceeds from the sale of the Outstanding Debt to finance or refinance seed company acquisitions, including to refinance its outstanding commercial paper as it became due, and for working capital purposes. Pending use for the foregoing purposes, the Company invested the proceeds in short-term investment grade marketable securities or money market obligations.

   Simultaneously with the private placement, the Company entered into a Registration Rights Agreement with the initial purchasers of the Outstanding Debt. Under the Registration Rights Agreement, the Company must use its reasonable efforts to cause a registration statement for the Exchange Debt (the "Exchange Offer Registration Statement") to become effective on or before June 7, 1999. If, among other events, the Exchange Offer is not consummated by July 22, 1999, the Company must pay liquidated damages to the holders of Outstanding Debt until the earlier of (1) the consummation of the Exchange Offer or (2) the Company causes a shelf registration statement (the "Shelf Registration Statement") to become effective. The Company must use its reasonable efforts to cause the Shelf Registration Statement to become effective and to keep it effective until the earlier of (a) December 9, 2000 (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) or (b) such time as all of the securities registered thereunder have been sold. You may exchange your Outstanding Debt for Exchange Debt with substantially the same terms in this Exchange Offer. You should read the discussion under the heading "Summary of Terms of the Exchange Debt" and "Description of the Exchange Debt" for further information regarding the Exchange Debt.

   The Company believes that holders of the Outstanding Debt may resell the Exchange Debt without complying with the registration and prospectus delivery provisions of the Securities Act, if certain conditions are met. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resales of the Exchange Debt.

                                  Risk Factors

   See the section entitled "Risk Factors," beginning on page 11, for a discussion of certain factors that you should consider in connection with your investment in the Exchange Debt.

                         Summary of the Exchange Offer

Registration Rights.......  The Company sold the Outstanding Debt on December
                            9, 1998 to Salomon Smith Barney Inc. and Goldman, Sachs & Co., the initial purchasers. The initial purchasers then sold the Outstanding Debt to institutional investors. Simultaneously with the initial sale of the Outstanding Debt, the Company entered into a Registration Rights Agreement with the initial purchasers, which provides for the Exchange Offer.

                            You may exchange your Outstanding Debt for Exchange Debt, which has substantially identical terms. The Exchange Offer satisfies your rights under the Registration Rights Agreement. After the Exchange Offer is over, you will not be entitled to any exchange or registration rights with respect to your Outstanding Debt. Therefore, if you do not exchange your Outstanding Debt, you will not be able to reoffer, resell or otherwise dispose of your Outstanding Debt unless
                            (1) you comply with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), or (2) you qualify for an exemption from such Securities Act requirements.

The Exchange Offer........  Monsanto is offering to exchange $500 million total principal amount of its 5.375% Notes due 2001, $600 million total principal amount of its 5.750% Notes due 2005, $200 million total principal amount of its 5.875% Notes due 2008, $500 million total principal amount of its 6.500% Debentures due 2018 and $700 million total principal amount of its 6.600% Debentures due 2028, respectively, which have been registered under the Securities Act (collectively, the "Exchange Debt"), for your outstanding 5.375% Notes due 2001, 5.750% Notes due 2005, 5.875% Notes due 2008, 6.500% Debentures due
                            2018 or 6.600% Debentures due 2028, respectively, sold in the December 1998 private offering. To exchange your Outstanding Debt, you must properly tender it, and the Company must accept it. The Company will exchange all Outstanding Debt that you validly tender and do not validly withdraw. The Company will issue registered Exchange Debt at or promptly after the end of the Exchange Offer.

Resales...................  The Company believes that you can offer for resale, resell or otherwise transfer the Exchange Debt without complying with the registration and prospectus delivery requirements of the Securities Act if:

                               .  you acquire the Exchange Debt in the
                                  ordinary course of your business;

                               . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Debt; and

                               . you are not an "affiliate" of Monsanto, as defined in Rule 405 of the Securities Act.

                            If any of these conditions is not satisfied and you transfer any Exchange Debt without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. The Company will not assume or indemnify you against such liability.

                            Each broker-dealer that receives Exchange Debt for its own account in exchange for Outstanding Debt, where such Outstanding Debt was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debt. See "Plan of Distribution." A broker-dealer may use this Prospectus for an offer to resell, a resale or other retransfer of the Exchange Debt.

Expiration Date...........  The Exchange Offer expires at 5:00 p.m., New York
                            City time, on           , 1999, unless the Company
                            extends the expiration date.

Conditions to the           The Exchange Offer is subject to customary
 Exchange Offer...........  conditions, some of which the Company may waive.

Procedures for Tendering
 Outstanding Debt.........
                            Monsanto issued the Outstanding Debt as global securities. When the Outstanding Debt was issued, the Company deposited it with The Bank of New York, as depositary. The Bank of New York established a certificateless depositary interest in each note and debenture, which represents a 100% interest in the notes and debentures, in the name of Cede & Co., the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Outstanding Debt, which are held by direct or indirect participants in DTC through the certificateless depositary interest, are shown on records maintained in book-entry form by DTC.

                            You may tender your Outstanding Debt through book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). To tender your Outstanding Debt by a means other than ATOP, a Letter of Transmittal must be completed and signed according to the instructions contained in the letter. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver your Outstanding Debt to the Exchange Agent or comply with the procedures for guaranteed delivery. See "The Exchange Offer-- Procedures for Tendering Outstanding Debt" for more information.

                            Do not send Letters of Transmittal and certificates representing Outstanding Debt to the Company. Send these documents only to the Exchange Agent. See "The Exchange Offer--Exchange Agent" for more information.

Special Procedures for
 Beneficial Owners........
                            If you are a beneficial owner whose Outstanding Debt is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Outstanding Debt in the Exchange Offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions set forth elsewhere in this Prospectus.

Withdrawal Rights.........  You may withdraw the tender of your Outstanding
                            Debt at any time before 5:00 p.m., New York City
                            time, on           , 1999, unless the Company
                            extends the date.

Appraisal or Dissenters'    Holders of Outstanding Debt do not have any
 Rights...................  appraisal or dissenters' rights in the Exchange
                            Offer. If you do not tender your Outstanding Debt or the Company does not accept your tender because, among other things, you invalidly tendered it, you will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. However, your notes and debentures will remain outstanding and entitled to the benefits of the Indenture. You should read the discussion under the heading "Risk Factors--
                            Consequences of a Failure to Exchange Outstanding
                            Debt" for further information.

Federal Income Tax          The exchange of outstanding notes and debentures
 Considerations...........  generally is not a taxable exchange for United
                            States federal income tax purposes. You generally will not recognize any taxable gain or loss or any interest income as a result of the exchange. For additional information regarding federal income tax considerations, you should read the discussion under the heading "Certain United States Federal
                            Tax Consequences."

Use of Proceeds...........  The Company will not receive any proceeds from the issuance of the Exchange Debt, and the Company will pay the expenses of the Exchange Offer.

Exchange Agent............  The Bank of New York is serving as Exchange Agent in the Exchange Offer. The mailing address of the Exchange Agent is The Bank of New York, 101 Barclay Street, 7E, New York, New York 10286, Attention:
                            Reorganization Department. Deliveries by hand or overnight courier should be addressed to The Bank of New York, 101 Barclay Street, 7E, Corporate Trust Services Window, Ground Level, New York, New York 10286, Attention: Reorganization Department. For information about the Exchange Offer, call the exchange agent at telephone number: (212) 815-6333 or facsimile number: (212) 815-4699.

   You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 11 and all other information set forth in this Prospectus before deciding whether to participate in the Exchange Offer.

                     Summary of Terms of the Exchange Debt

   The form and terms of the Exchange Debt are the same as the form and terms of the Outstanding Debt, except that the Exchange Debt will be registered under the Securities Act. As a result, the Exchange Debt will not bear legends restricting its transfer and will not contain the registration rights and liquidated damages provisions contained in the Outstanding Debt. The Exchange Debt represents the same debt as the Outstanding Debt. Both the Outstanding Debt and the Exchange Debt are governed by the same Indenture.

Aggregate Amount..........  $500,000,000 principal amount of 5.375% Notes due
                            2001, $600,000,000 principal amount of 5.750% Notes
                            due 2005, $200,000,000 principal amount of 5.875%
                            Notes due 2008, $500,000,000 principal amount of 6.500% Debentures due 2018, and $700,000,000 principal amount of 6.600% Debentures due 2028.

Interest..................  Interest will accrue on the Exchange Debt from the date of initial issuance and will be payable on June 1 and December 1 of each year, beginning June 1, 1999. Holders of Exchange Debt will receive interest on June 1, 1999 from the date of initial issuance of the Exchange Debt, plus an amount equal to the accrued, but unpaid, interest on the Outstanding Debt.

Ranking...................  The Exchange Debt will be senior unsecured obligations of Monsanto and will rank equally with all other senior unsecured and unsubordinated indebtedness of Monsanto.

Optional Redemption.......  The Notes due 2001 are not redeemable prior to maturity. The other series of Exchange Debt will be redeemable as a whole or in part, at the option of Monsanto, at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Exchange Debt to be redeemed or (2) the sum of the present values of the remaining scheduled principal and interest payments discounted, on a semiannual basis, at a rate equal to the sum of the applicable Treasury Rate (as defined herein) and 15 basis points for the Notes due 2005, 20 basis points for the Notes due 2008 and the Debentures due 2018, and 25 basis points for the Debentures due 2028, plus, in each case, accrued interest to the date of redemption.

Sinking Fund..............  None.

Use of Proceeds...........  The Company will not receive any cash proceeds in the Exchange Offer.

Form of the Exchange        The Exchange Debt will be represented by one or
 Debt.....................  more permanent global securities in bearer form deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive notes or debentures in registered form unless one of the events set forth under the heading "Description of the Exchange Debt--Global
                            Securities" and "--Certificated Securities" occurs.
                            Instead, beneficial interests in the Exchange Debt will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Absence of a Public
 Market for the Exchange
 Debt.....................
                            The Company does not intend to apply for a listing of the Exchange Debt on any securities exchange. The initial purchasers of the Outstanding Debt have advised the Company that they currently intend to make a market in the Exchange Debt following the Exchange Offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. The Company does not know if an active public market for the notes and debentures will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the notes and debentures may be adversely affected. The Company cannot make any assurances regarding the liquidity of the market for the Exchange Debt, the ability of holders to sell their Exchange Debt or the price at which holders may sell their Exchange Debt.

   For additional information regarding the Exchange Debt, see "Description of the Exchange Debt."

                                Other Offerings

   In addition to the Company's private placement of the Outstanding Debt, in November 1998 the Company completed offerings of Common Stock and Adjustable Conversion-rate Equity Security Units ("ACES") that resulted in aggregate net proceeds (after deducting estimated expenses) of approximately $1.64 billion. The offerings of Outstanding Debt, Common Stock and ACES together are referred to as the "Financings." This Prospectus relates only to the offering of Exchange Debt and no other securities.

                                  RISK FACTORS

   Before making a decision to exchange your notes and debentures in the Exchange Offer, you should consider, in addition to the information presented in "Disclosure Regarding Forward-Looking Information" and the other information with respect to the Company and its business contained in this Prospectus or incorporated in this Prospectus by reference, the following risk factors relating to the Exchange Offer.

Consequences of a Failure to Exchange Outstanding Debt

   The Company did not register the Outstanding Debt under the Securities Act or any state securities laws, nor does it intend to after the Exchange Offer. As a result, the Outstanding Debt may only be transferred in limited circumstances under the securities laws. If the holders of the Outstanding Debt do not exchange their notes and debentures in the Exchange Offer, they lose their right to have the Outstanding Debt registered under the Securities Act, subject to certain limitations. A holder of Outstanding Debt after the Exchange Offer may be unable to sell the notes and debentures.

   To exchange the Outstanding Debt for the Exchange Debt, the Exchange Agent must receive (1) certificates for the Outstanding Debt or a book-entry confirmation of the transfer of the Outstanding Debt into the Exchange Agent's account at DTC, (2) a completed and signed Letter of Transmittal with any required signature guarantees, or an Exchange Agent's message in the case of a book-entry transfer, and (3) any other documents required by the Letter of Transmittal. Holders of Outstanding Debt who want to exchange their notes and debentures should allow enough time to guarantee timely delivery. The Company is under no duty to give notice of defective exchanges.

Lack of Public Market for Exchange Debt

   The Company does not intend to apply for a listing of the Exchange Debt on any securities exchange. The initial purchasers of the Outstanding Debt have advised the Company that they currently intend to make a market in the Exchange Debt following the Exchange Offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. The Company does not know if an active public market for the Exchange Debt will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Exchange Debt may be adversely affected. The Company cannot make any assurances regarding the liquidity of the market for the Exchange Debt, the ability of holders to sell their Exchange Debt or the price at which holders may sell their Exchange Debt.

Procedures for Tender of Outstanding Debt

   The Exchange Debt will be issued in exchange for the Outstanding Debt only after timely receipt by the Exchange Agent of the Outstanding Debt, a properly completed and executed Letter of Transmittal and all other required documentation. If you want to tender your Outstanding Debt in exchange for Exchange Debt, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give you notification of defects or irregularities with respect to tenders of Outstanding Debt for exchange. Outstanding Debt that is not tendered or is tendered but not accepted due to, among other things, an invalid tender will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you are an affiliate of the Company or you tender the Outstanding Debt in the Exchange Offer in order to participate in a distribution of the Exchange Debt, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this Prospectus.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Debt, the Company will receive in exchange Outstanding Debt of like principal amount, the terms of which are identical in all material respects to the Exchange Debt. The Outstanding Debt surrendered in exchange for Exchange Debt will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Debt will not result in any increase in the Company's indebtedness. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

   The net proceeds to the Company from the sale of the Outstanding Debt (after deducting expenses) was approximately $2.475 billion. The Company used such net proceeds to finance or refinance seed company acquisitions, including to refinance its outstanding commercial paper as it became due, and for working capital purposes.

   In November 1998, the Company completed an offering of Common Stock and ACES. The Company used the net proceeds of approximately $1.64 billion from the sale of Common Stock and ACES in connection with the acquisition of the remaining shares of DEKALB.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   Simultaneously with the sale of the Outstanding Debt, the Company entered into a Registration Rights Agreement with Salomon Smith Barney Inc. and Goldman, Sachs & Co., the initial purchasers of the Outstanding Debt. Under this Registration Rights Agreement, the Company agreed to file a registration statement regarding the exchange of the Outstanding Debt for notes and debentures with terms identical in all material respects. The Company also agreed to use its reasonable best efforts to cause that registration statement to become effective with the Securities and Exchange Commission (the "Commission"). A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

   The Company is conducting the Exchange Offer to satisfy its contractual obligations under the Registration Rights Agreement. The form and terms of the Exchange Debt are the same as the form and terms of the Outstanding Debt, except that the Exchange Debt will be registered under the Securities Act, and holders of the Exchange Debt will not be entitled to liquidated damages. The Registration Rights Agreement provides that, if the Exchange Offer is not consummated by July 22, 1999, the Company will pay liquidated damages on the Outstanding Debt. See "Description of the Exchange Debt--Registration Rights; Liquidated Damages" for more information on liquidated damages. Upon the completion of the Exchange Offer, holders of Outstanding Debt will not be entitled to any liquidated damages on the Outstanding Debt or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Outstanding Debt" and "Description of the Exchange Debt" for further information regarding the rights of Outstanding Debt holders after the Exchange Offer. The Exchange Offer is not extended to Outstanding Debt holders in any jurisdiction where the Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

   In the event that applicable interpretations of the staff of the Commission do not permit the Company to conduct the Exchange Offer, or if certain holders of the Outstanding Debt notify the Company that they are not eligible to participate in, or would not receive freely tradeable Exchange Debt in exchange for tendered Outstanding Debt in, the Exchange Offer, or the Exchange Offer is not consummated by July 22, 1999, the Company will use its reasonable efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Debt (the "Shelf Registration Statement"). The Company also agreed to use its reasonable efforts to keep the Shelf Registration Statement effective until the earlier of (1) two years after the date of the issuance of the Outstanding Debt (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) or (2) such time as when all the securities covered by the Shelf Registration Statement have been sold pursuant to it.

   The term "holder" as used in this section of the Prospectus entitled "The Exchange Offer" means (1) any person in whose name the Outstanding Debt is registered on the books of the Company, or (2) any other person who has obtained a properly completed bond power from the registered holder, or (3) any person whose Outstanding Debt is held of record by DTC and who wants to deliver such Outstanding Debt by book-entry transfer at DTC.

Terms of the Exchange Offer

   The Company is offering to exchange up to $2,500,000,000 total principal amount of Exchange Debt for a like total principal amount of Outstanding Debt. The Outstanding Debt must be tendered properly on or before the Expiration Date and not withdrawn. In exchange for Outstanding Debt properly tendered and accepted, the Company will issue a like total principal amount of up to $2,500,000,000 in Exchange Debt.

   The Exchange Offer is not conditioned upon holders tendering a minimum principal amount of Outstanding Debt. As of the date of this Prospectus, $2,500,000,000 aggregate principal amount of Outstanding Debt is outstanding.

   Holders of the Outstanding Debt do not have any appraisal or dissenters' rights in the Exchange Offer. If holders do not tender Outstanding Debt or tender Outstanding Debt that the Company does not accept, their Outstanding Debt will remain outstanding. Any Outstanding Debt will be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Outstanding Debt" for more information regarding notes and debentures outstanding after the Exchange Offer.

   After the Expiration Date, the Company will return to the holder any tendered Outstanding Debt that the Company did not accept for exchange due to, among other things, an invalid tender.

   Holders exchanging Outstanding Debt will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. The Company will pay the charges and expenses, other than certain taxes described below, in the Exchange Offer. See "--Fees and Expenses" for further information regarding fees and expenses.

   NEITHER THE COMPANY NOR THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU TENDER OR NOT TENDER OUTSTANDING DEBT IN THE EXCHANGE OFFER. IN ADDITION, THE COMPANY HAS NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING DEBT TO TENDER.

   As used in this Prospectus, the "Expiration Date" is 5:00 p.m., New York
City time, on       , 1999, unless the Company extends the Exchange Offer.

   The Company has the right, in accordance with applicable law, at any time:

  .  to delay the acceptance of the Outstanding Debt;

  . to terminate the Exchange Offer if the Company determines that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

  . to extend the Expiration Date of the Exchange Offer and keep all Outstanding Debt tendered other than those notes and debentures properly withdrawn; and

  .  to waive any condition or amend the terms of the Exchange Offer.

   If the Company materially changes the Exchange Offer, or if the Company waives a material condition of the Exchange Offer, the Company will promptly distribute a prospectus supplement to the holders of the Outstanding Debt disclosing the change or waiver. The Company also will extend the Exchange Offer as required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   If the Company exercises any of the rights listed above, it will promptly give oral or written notice of the action to the Exchange Agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Acceptance for Exchange and Issuance of Exchange Debt

   The Company will issue Exchange Debt to the Exchange Agent for Outstanding Debt tendered and accepted and not withdrawn promptly after the Expiration Date. The Exchange Agent might not deliver the Exchange Debt to all tendering holders at the same time. The timing of delivery depends upon when the Exchange Agent receives and processes the required documents.

   The Company will be deemed to have exchanged Outstanding Debt validly tendered and not withdrawn when the Company gives oral or written notice to the Exchange Agent of their acceptance. The Exchange

Agent is an agent for the Company for receiving tenders of Outstanding Debt, Letters of Transmittal and related documents. The Exchange Agent is also an agent for tendering holders for receiving Outstanding Debt, Letters of Transmittal and related documents and transmitting Exchange Debt to validly tendering holders. If for any reason, the Company (1) delays the acceptance or exchange of any Outstanding Debt (2) extends the Exchange Offer; or (3) is unable to accept or exchange Outstanding Debt, then the Exchange Agent may, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes and debentures. Notes and debentures retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

   In tendering Outstanding Debt, you must warrant in the Letter of Transmittal or in an Agent's Message (described below) that (1) you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Debt, (2) the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Debt, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the Outstanding Debt tendered for exchange is not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by the Company or the Exchange Agent to complete the exchange, sale, assignment, and transfer of the Outstanding Debt and that you will comply with your obligations under the Registration Rights Agreement.

Procedures for Tendering Outstanding Debt

 Valid Tender

   You may tender your Outstanding Debt by book-entry transfer or, if you hold certificated securities, by other means, as described below. For book-entry transfer, you must deliver to the Exchange Agent either (1) a completed and signed Letter of Transmittal or (2) an Agent's Message. An "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation (a confirmation of a book-entry transfer of Outstanding Debt into the Exchange Agent's account at DTC), which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that it has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. You must deliver your Letter of Transmittal or the Agent's Message by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the Outstanding Debt into the Exchange Agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of such a transfer, or (2) follow the guaranteed delivery procedures described below under "-- Guaranteed Delivery Procedures."

   If you tender less than all of your Outstanding Debt, you should fill in the principal amount of notes and debentures tendered in the appropriate box on the Letter of Transmittal. If you do not indicate the amount tendered in the appropriate box, the Company will assume you are tendering all Outstanding Debt that you hold.

   For tendering your Outstanding Debt other than by book-entry transfer, you must deliver a completed and signed Letter of Transmittal to the Exchange Agent. Again, you must deliver the Letter of Transmittal by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a valid tender you must either (1) deliver your Outstanding Debt to the Exchange Agent on or before the Expiration Date, or (2) follow the guaranteed delivery procedures set forth below under "--Guaranteed Delivery Procedures."

   DELIVERY OF REQUIRED DOCUMENTS BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL, RETURN RECEIPT

REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

 Signature Guarantees

   You do not need to endorse certificates for the Outstanding Debt or provide signature guarantees on the Letter of Transmittal, unless (a) someone other than the registered holder tenders the certificate or (b) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, you must sign your Outstanding Debt or provide a properly executed bond power, with the signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible Institutions include: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

 Guaranteed Delivery

   If you want to tender your Outstanding Debt in the Exchange Offer and (1) the certificates for the Outstanding Debt are not immediately available or all required documents are unlikely to reach the Exchange Agent on or before the Expiration Date, or (2) a book-entry transfer cannot be completed in time, you may tender your Outstanding Debt if you comply with the following guaranteed delivery procedures:

     (a) the tender is made by or through an Eligible Institution;

     (b) you deliver a properly completed and signed Notice of Guaranteed Delivery, like the form provided with the Letter of Transmittal, to the Exchange Agent on or before the Expiration Date; and

     (c) you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed Letter of Transmittal to the Exchange Agent within three New York Stock Exchange trading days after the Notice of Guaranteed Delivery is executed.

   You may deliver the Notice of Guaranteed Delivery by hand, facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form described in the notice.

   The Company's acceptance of properly tendered Outstanding Debt is a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

 Determination of Validity

   The Company will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Debt. The Company's resolution of these questions as well as the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal) is final and binding on all parties. A tender of Outstanding Debt is invalid until all irregularities have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. The Company reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any condition or irregularity in the tender of Outstanding Debt by any holder. The Company need not waive similar conditions or irregularities in the case of other holders.

   If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by the Company, the person must submit proper evidence satisfactory to the Company, in its sole discretion, of his or her authority to so act.

   A beneficial owner of Outstanding Debt that is held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Exchange Offer.

Resales of Exchange Debt

   The Company is exchanging the Outstanding Debt for Exchange Debt based upon the position of the staff of the Commission (the "Staff"), set forth in interpretive letters to third parties in other similar transactions. The Company will not seek its own interpretive letter. As a result, the Company cannot assure you that the Staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties. Based on the Staff's letters to other parties, the Company believes that holders of Exchange Debt, other than broker-dealers, can offer the notes and debentures for resale, resell and otherwise transfer the Exchange Debt without delivering a prospectus to prospective purchasers, other than as described below.

   Any holder of Outstanding Debt who is an "affiliate" of the Company or who intends to distribute Exchange Debt, or any broker-dealer who purchased Outstanding Debt from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  . cannot rely on the Staff's interpretations in the above-mentioned interpretive letters;

  .  cannot tender Outstanding Debt in the Exchange Offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Outstanding Debt, unless the sale is exempt.

   In addition, if any broker-dealer acquired Outstanding Debt for its own account as a result of market-making or other trading activities and exchanges the Outstanding Debt for Exchange Debt, the broker-dealer must deliver a prospectus with any resales of the Exchange Debt.

   If you want to exchange your Outstanding Debt for Exchange Debt, you will be required to affirm that

  .  you are not an "affiliate" of the Company;

  . you are acquiring the Exchange Debt in the ordinary course of your business;

  . you have no arrangement or understanding with any person to participate in a distribution of the Exchange Debt (within the meaning of the Securities Act); and

  . if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Debt (within the meaning of the Securities Act).

   In addition, the Company may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Debt. Each broker-dealer that receives Exchange Debt for its own account must acknowledge that it acquired the Outstanding Debt for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Debt. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the Staff's position in certain interpretive letters, the Company believes that broker-dealers who acquired Outstanding Debt for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Debt with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this Prospectus to satisfy such requirements. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following such Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for further information. A broker-dealer intending to use this Prospectus in the resale of Exchange Debt must notify the Company, on or prior to the Expiration Date, that it is a Participating Broker-Dealer (as defined in "Plan of Distribution"). This notice may be given in the Letter of Transmittal or may be delivered to the Exchange Agent. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the Staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling Exchange Debt.

   The Company agrees to advise holders of, among other things, (1) any Commission request for amendments or supplements to the registration statement or this Prospectus or for additional information; (2) the Commission's issuance of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and (3) the Company's receipt of any notification with respect to the suspension of the qualification of the Exchange Debt in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Upon the occurrence of any of these events, the Company agrees to notify the holders, if applicable, to suspend use of this Prospectus and the Company shall prepare, using its reasonable efforts to do so as soon as possible, a post-effective amendment to the registration statement or an amendment or supplement to this Prospectus or file any other required document so that, as thereafter delivered to purchasers of the Exchange Debt, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements herein, in the light of the circumstances under which they were made, not misleading. The holders, if applicable, agree that they shall suspend use of this Prospectus until the Company has amended or supplemented the Prospectus so that it does not contain any such untrue statement or omission.

Withdrawal Rights

   You can withdraw tenders of Outstanding Debt at any time on or before the Expiration Date.

   For a withdrawal to be effective, you must deliver a written or facsimile transmission of a Notice of Withdrawal to the Exchange Agent on or before the Expiration Date. The Notice of Withdrawal must specify the name of the person tendering the Outstanding Debt to be withdrawn, the total principal amount of Outstanding Debt withdrawn, and the name of the registered holder of the Outstanding Debt if different from the person tendering the Outstanding Debt. If you delivered Outstanding Debt to the Exchange Agent, you must submit the serial numbers of the Outstanding Debt to be withdrawn and the signature on the Notice of Withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Debt tendered for the account of an Eligible Institution. If you tendered Outstanding Debt as a book-entry transfer, the Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Debt and you must deliver the Notice of Withdrawal to the Exchange Agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding Debt properly withdrawn may again be tendered at any time on or before the Expiration Date.

   The Company will determine all questions regarding the validity, form and eligibility of withdrawal notices. The Company's determination will be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in any Notice of Withdrawal, nor will they be liable for failing to give any such notice. Withdrawn Outstanding Debt will be returned to the holder after withdrawal.

Interest on Exchange Debt

   The Exchange Debt will bear interest at the respective rates per annum set forth on the cover page of this Prospectus, payable semi-annually, on June 1 and December 1 of each year, commencing June 1, 1999. Holders of Exchange Debt will receive interest on June 1, 1999 from the date of initial issuance of the Exchange Debt, plus an amount equal to the accrued, but unpaid, interest on the Outstanding Debt. Interest on the Outstanding Debt accepted for exchange will cease to accrue upon issuance of the Exchange Debt.

Conditions to the Exchange Offer

   The Company need not exchange any Outstanding Debt, may terminate the Exchange Offer or may waive any conditions to the Exchange Offer or amend the Exchange Offer, if any of the following conditions have occurred:

     (a) the Staff no longer allows the Exchange Debt to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act; or

     (b) a governmental body passes any law, statute, rule or regulation which, in the Company's opinion, prohibits or prevents the Exchange Offer; or

     (c) the Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

     (d) the Company is unable to obtain any governmental approval that the Company believes is necessary to complete the Exchange Offer.

   If the Company reasonably believes that any of the above conditions has occurred, it may (1) terminate the Exchange Offer, whether or not any Outstanding Debt has been accepted for exchange, (2) waive any condition to the Exchange Offer or (3) amend the terms of the Exchange Offer in any respect. The Company's failure at any time to exercise any of the foregoing rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. Notwithstanding the foregoing, the Company does not intend to terminate the Exchange Offer if none of the foregoing conditions has occurred.

Exchange Agent

   The Company appointed The Bank of New York as Exchange Agent for the Exchange Offer. Holders should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

    By Registered or Certified Mail:         By Hand Or Overnight Delivery:
          The Bank of New York                    The Bank of New York
         101 Barclay Street, 7E                    101 Barclay Street
        New York, New York 10286            Corporate Trust Services Window
       Attention: Noriko Miyazaki                     Ground Level
                                                New York, New York 10286
                                               Attention: Noriko Miyazaki

                             Confirm by Telephone:
                                Noriko Miyazaki
                                 (212) 815-6333

                            Facsimile Transmissions:
                          (Eligible Institutions Only)
                                 (212) 815-4699

   If you deliver Letters of Transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

   The Company will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this Prospectus and related documents to holders of Outstanding Debt, and in handling or tendering for their customers.

   The Company will pay the transfer taxes for the exchange of the Outstanding Debt in the Exchange Offer. If, however, Exchange Debt is delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of Outstanding Debt in the Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the Letter of Transmittal, the taxes will be billed directly to the tendering holder.

   The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Exchange Offer.

Accounting Treatment

   The Exchange Debt will be recorded at the same carrying value as the Outstanding Debt. Accordingly, the Company will not recognize any gain or loss for accounting purposes. The Company intends to amortize the expenses of the Exchange Offer and issuance of the Outstanding Debt over the respective terms of each series of the Exchange Debt.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

   Under the Private Securities Litigation Reform Act of 1995, companies are provided with a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Monsanto believes it's in the best interest of its shareowners to use these provisions in discussing future events. Forward-looking statements include Monsanto's plans for growth; the potential for the development, regulatory approval, and public acceptance of new products; and other factors that could affect Monsanto's future operations or financial position. Such statements often include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

   Monsanto's ability to achieve its goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause the anticipated performance and results of the Company to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

Factors Affecting the Agricultural Products Segment

 Generic Competition

   The family of Roundup herbicides is a major product line for Monsanto's Agricultural Products segment. These herbicides are likely to face increasing competition from generic products. Patents protecting Roundup in several countries expired in 1991. Compound per se patent protection for the active ingredient in Roundup herbicide expires in the United States in September 2000.

   Monsanto believes its pricing strategy will help it compensate for increased generic competition in the United States. Monsanto recently significantly reduced the price of Roundup in the United States. This price elasticity strategy is expected to result in increased demand for Roundup in the United States because the lower prices will make Roundup more economical, encouraging both new uses of the product and expansion of the number of acres treated. Monsanto's experience in numerous markets worldwide has been that price reductions have stimulated volume growth. However, the volume increases in the other countries also may have been influenced by a variety of other factors, such as weather; the increased use of conservation tillage practices; development of other new markets or applications for Roundup; launch of new products including Roundup Ready crops; competitive products and practices; and an increase in agricultural acres planted. Conditions, and therefore volume trends, in one country may or may not be duplicated in other world areas. As a result, Monsanto's experience with price elasticity in markets outside the United States may or may not be replicated in the United States.

   Monsanto also believes that increased volumes and technological innovations will lead to efficiencies that will reduce the production cost of glyphosate. Such cost reductions will depend on realizing such increased volumes and innovations, and securing the resources required to expand production of Roundup.

 Governmental and Consumer Acceptance

   The commercial success of agricultural and food products developed through biotechnology will depend in part on government and public acceptance of their cultivation, distribution and consumption. Monsanto continues to work with consumers, customers and regulatory bodies to encourage understanding of nutritional and agricultural biotechnology products. However, public attitudes may be influenced by claims that genetically modified plant products are unsafe for consumption or pose unknown risks to the environment or to traditional social or economic practices. Securing governmental approvals for, and consumer confidence in, such products poses numerous challenges, particularly in Europe. For instance, France has instituted a moratorium on the planting of certain genetically modified seeds; similar moratoriums exist in some other countries. Some countries also have labeling requirements. In some markets, because these crops are not yet approved for import, growers in other countries may be restricted from introducing or selling their grain. In these cases, the grower may have to arrange to sell the grain only in the domestic market or to use the grain for feed on his or her farm. The market success of Monsanto's products developed through biotechnology could be delayed or impaired in certain geographical areas because of such factors.

 Technological Change and Competition

   A number of companies are engaged in plant biotechnology research. Technological advances by others could render Monsanto's products less competitive. Monsanto believes that competition will intensify, not only from agricultural biotechnology firms but from major agrichemical, seed and food companies with biotechnology laboratories. Some of Monsanto's agricultural competitors have substantially greater financial, technical and marketing resources than Monsanto does.

 Successful Integration of Recent Transactions

   Monsanto has made significant acquisitions, mergers and joint ventures involving seed, agricultural biotechnology and grain processing companies. These transactions are designed to strengthen Monsanto's capability to bring important new life sciences products to customers worldwide, and to contribute to the Company's long-term growth. The Delta Pine transaction is subject to regulatory approval and other customary conditions. It is anticipated that the pending Delta Pine transaction, when final, and the recently completed acquisitions of DEKALB, PBIC, and certain international seed operations of Cargill, will significantly dilute Monsanto's financial results for the next several years. Long term, Monsanto must integrate these companies into its business to realize projected synergies. It also must fit such acquisitions, mergers and joint ventures into its growth strategy to generate sufficient value to justify their cost. Mergers, acquisitions, and joint ventures also present other challenges, including geographical coordination, personnel integration, and the reconciliation of corporate cultures. This integration could cause a temporary interruption of or loss of momentum in Monsanto's business and the loss of key personnel from the acquired company. There can be no assurance that the diversion of management's attention to such matters or the delays or difficulties encountered in connection with integrating these operations will not have an adverse effect on Monsanto's business, results of operations, or financial condition.

 Planting Decisions and Weather

   The Company's agricultural products business is highly seasonal. It is subject to weather conditions and natural disasters that affect commodity prices, seed yields, and decisions by growers regarding purchases of seed and herbicides. Commodity prices also affect growers' decisions about the types and amounts of crops to plant. All of these factors influence sales of Monsanto's herbicide and seed products.

Factors Affecting the Pharmaceuticals Segment

 Ability to Realize Potential of Existing Pipeline Products

   Pharmaceutical research and development ("R&D") is subject to inherent uncertainty, difficulties and delays. These include, but are not limited to, successful completion of clinical trials and the ability to obtain regulatory approval for the compounds worldwide. Failure to receive government approvals as anticipated could preclude or substantially delay commercialization of products in the Company's R&D programs.

 Development and Commercialization of New Products

   The Pharmaceuticals segment's long-term success will depend in great part on its ability to commercialize new products. Such efforts require substantial funding of R&D and launch expenses. If Monsanto is unable to earn or borrow sufficient resources to fund such expenses, its ability to develop new products will suffer. Further, the outcome of R&D is inherently difficult to predict. Anticipated results may never materialize, or they may not be promising enough. Even when new pharmaceutical products are marketed, there can be no guarantees of their commercial success. Consumer demand and competitive factors, including the availability and price of treatment alternatives, influence sales. In addition, timing is crucial. The results of R&D for new pharmaceutical products are difficult to forecast, and new products must be carefully deployed, with resources sufficient to realize the full value of the products.

 Product Liability and Consumer Acceptance

   The sale of pharmaceutical products always involves a risk of product liability claims and associated adverse publicity. Substantial damage awards for injuries allegedly caused by the use of pharmaceuticals have been made against certain companies in past years. In addition, unexpected safety or efficacy concerns can arise with respect to marketed products. Whether or not they are scientifically justified, such concerns could lead to product recalls, withdrawals, or declining sales.

 Competition

   Pharmaceutical research is intense and highly competitive. It is characterized by rapid technological change. Depending on the product involved, competition may be encountered in price, delivery, service, performance, innovation, brand recognition and quality. Many of Monsanto's pharmaceutical competitors have greater research, financial, marketing and other resources than Monsanto does. Some of Monsanto's trademarked pharmaceutical products also face increasing pressures from producers of lower-priced generic products and from new products entering the marketplace.

 Pricing

   Managed care groups, health care organizations and government agencies worldwide actively seek discounts and lower prices on pharmaceutical products. Monsanto's challenge is to provide overall economic benefits to health care providers and negotiate prices for specific products that will allow it to profit at acceptable levels.

Factors Affecting the Nutrition and Consumer Products Segment

   Monsanto's Nutrition and Consumer Products segment faces many challenges similar to those faced by the Agricultural Products and Pharmaceuticals segments. These challenges include increased competition from generic substitutes for its aspartame-based tabletop and ingredient sweeteners, rapid technological changes, the ability to realize the potential of its pipeline products, the development of new products, and the ability to negotiate favorable pricing terms with its major customers. Each of these challenges is subject to risks and uncertainties comparable to those described above.

Factors Affecting All Segments

 Financial Requirements

   Monsanto's recent and planned acquisitions will require a significant commitment of the Company's financial resources. In addition, new technological innovations generally require a significant investment for R&D and product launch. Lack of funds for investment in these areas could hinder the Company's ability to make technological innovations and to introduce and distribute new products. Monsanto expects to generate the required capital by maintaining the revenues of its core businesses, by seeking sufficient outside financing, and by containing costs. The Company's ability to do so will depend upon a variety of specific factors listed elsewhere in this Prospectus and upon general capital market conditions.

 Intellectual Property

   Monsanto has devoted significant resources to obtaining and maintaining patent protection worldwide for its products. It seeks to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Monsanto's patents and trademarks are of material importance in the operation of its business, particularly in the Agricultural Products and Pharmaceuticals segments. Intellectual property positions are becoming increasingly important within the agricultural biotechnology and pharmaceutical industries, as products developed through biotechnology become a larger part of the product landscape.

   Monsanto generally relies upon patent and trademark laws worldwide to establish and maintain its proprietary rights in its technology and products. There is some uncertainty about the value of available patent protection in certain countries outside the United States. Moreover, the patent positions of biotechnology and pharmaceutical companies involve complex legal and factual questions. Rapid technological advances and the number of companies performing such research can create an uncertain environment. Patent applications in the United States are kept secret: outside the United States, patent applications are published 18 months after filing. Accordingly, competitors may be issued patents from time to time without any prior warning to Monsanto. That could decrease the value of similar technologies under development at Monsanto. Because of this rapid pace of change, some of the Company's products may unknowingly rely on key technologies developed by others. If that occurs, the Company must obtain licenses to such technologies in order to continue to use them.

   Certain of Monsanto's germplasm and other genetic material, patents, and licenses are currently the subject of litigation and additional future litigation is anticipated. Although the outcome of such litigation cannot be predicted with certainty, Monsanto will continue to defend and litigate its positions vigorously. The Company believes it has meritorious defenses and claims in the pending suits.

 Foreign Markets

   Foreign sales made up approximately 45 percent of the Company's 1998 revenues and Monsanto intends to continue to actively explore international sales opportunities. Challenges the Company may face in international markets include changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, and unexpected changes in regulatory requirements. In particular, the decline in the value of Southeast Asia and Brazilian currencies may, if not reversed, adversely affect future income. Also, future sales may decrease because the decline in such economies could cause customers to purchase fewer goods in general, and also because imported Monsanto products could become more expensive for customers to purchase in their local currency.

 Joint Ventures and Divestitures

   The Company plans to continue to frequently explore the potential benefits of possible strategic alliances, joint ventures, and divestitures. However, despite its efforts, the Company may be unable to divest assets at an acceptable price or to reach agreement with third parties with whom it desires to enter into a joint venture or other alliance.

 Year 2000 Readiness

   The dates on which Monsanto believes its Global Year 2000 Program (the "Y2K Program") will be completed are based on management's best estimates, which include numerous assumptions about future events. There can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with, the implementation of the Y2K Program. Factors that may cause delays in the Y2K Program or increased costs in connection with it include, but are not limited to, the continued availability and cost of experts trained in these areas, the ability to locate and correct all relevant computer code and embedded systems, and the success of similar programs conducted by suppliers and other third parties.

                        DESCRIPTION OF THE EXCHANGE DEBT

   The Outstanding Debt was, and the Exchange Debt will be, issued pursuant to an Indenture, dated as of December 1, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on December 14, 1998 and is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Exchange Debt are the same as the terms of the Outstanding Debt, except that (1) the Company registered the Exchange Debt under the Securities Act of 1933, as amended, and, unlike the Outstanding Debt, its transfer is not restricted and (2) holders of the Exchange Debt are not entitled to certain rights under the Registration Rights Agreement.

   BECAUSE THIS SECTION OF THE PROSPECTUS MERELY SUMMARIZES THE TERMS OF THE EXCHANGE DEBT, YOU SHOULD READ THE INDENTURE AND THE RELEVANT PORTIONS OF THE TRUST INDENTURE ACT OF 1939 FOR MORE COMPLETE INFORMATION REGARDING THE TERMS OF THE EXCHANGE DEBT, INCLUDING THE DEFINITION OF CERTAIN TERMS USED IN THIS SECTION. COPIES OF THE INDENTURE AND REGISTRATION RIGHTS AGREEMENT CAN BE OBTAINED BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THIS PROSPECTUS UNDER THE HEADINGS "WHERE YOU CAN FIND MORE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." FOR PURPOSES OF THIS SUMMARY, THE TERM "COMPANY" REFERS ONLY TO MONSANTO COMPANY AND NOT TO ANY OF ITS SUBSIDIARIES UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES. FOR THE PURPOSES OF THE REMAINDER OF THIS SECTION ENTITLED "DESCRIPTION OF THE EXCHANGE DEBT," THE TERM "OFFERED DEBT" REFERS TO THE EXCHANGE DEBT.

General

   The Offered Debt will have the following terms:

                                           Principal   Interest
                                             Amount      Rate    Maturity Date
                                          ------------ -------- ----------------
      Notes due 2001..................... $500,000,000  5.375%  December 1, 2001
      Notes due 2005..................... $600,000,000  5.750%  December 1, 2005
      Notes due 2008..................... $200,000,000  5.875%  December 1, 2008
      Debentures due 2018................ $500,000,000  6.500%  December 1, 2018
      Debentures due 2028................ $700,000,000  6.600%  December 1, 2028

   The Offered Debt consists of five separate series for purposes of the Indenture. The Offered Debt will be senior unsecured obligations of the Company. Payment of the principal of and interest on the Offered Debt will rank pari passu with all other senior unsecured debt of the Company. Certain series of the Offered Debt may be redeemable in whole or in part at any time at the option of the Company. See "--Optional Redemption." The Offered Debt will not be entitled to the benefit of any mandatory redemption or sinking fund. The Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness ("Debt Securities") that the Company may issue thereunder and provides that Debt Securities may be issued from time to time in one or more series. As of the date of this Prospectus, no Debt Securities were outstanding under the Indenture.

   The Offered Debt will bear interest at the respective rates per annum set forth on the cover page of this Prospectus and such interest will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999, to the persons in whose names the Offered Debt is registered at the close of business on the immediately preceding May 15 and November 15, respectively. Holders of Offered Debt will receive interest on June 1, 1999 from the date of initial issuance of the Offered Debt, plus an amount equal to the accrued, but unpaid, interest on the Outstanding Debt. Interest on the Offered Debt will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Principal of, premium, if any, and interest on the Offered Debt will be payable, and the transfer of Offered Debt will be registrable, at the office or agency of the Company to be maintained for such purpose in the Borough of Manhattan, The City of New York, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Offered Debt register.

   Interest on the Offered Debt will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semiannual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which principal, premium, if any, or interest is payable on the Offered Debt is not a Business Day (as defined in the Indenture), then payment of the principal, premium, if any, or interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The Offered Debt will be issued initially in minimum denominations of $100,000 and will be available for purchase in integral multiples of $1,000 in excess thereof.

Optional Redemption

   The Notes due 2001 are not redeemable prior to maturity. The other series of Offered Debt will be redeemable, as a whole or in part, at the option of Monsanto, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of Offered Debt. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Offered Debt to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 15 basis points for the Notes due 2005, 20 basis points for the Notes due 2008 and the Debentures due 2018 and 25 basis points for the Debentures due 2028, plus, in each case, accrued interest to the date of redemption.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes due 2005, the Notes due 2008, the Debentures due 2018 or the Debentures due 2028, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Offered Debt. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Monsanto.

   "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. and Goldman, Sachs & Co. and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), Monsanto shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

   "Remaining Scheduled Payments" means, with respect to Offered Debt to be redeemed, the remaining scheduled payments of principal of and interest on such Offered Debt that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Offered Debt, the amount of the next succeeding scheduled interest payment on such Offered Debt will be reduced by the amount of interest accrued on such Offered Debt to such redemption date.

   On and after the redemption date, interest will cease to accrue on the Offered Debt or any portion of the Offered Debt called for redemption (unless Monsanto defaults in the payment of the redemption price and accrued interest). On or before the redemption date, Monsanto will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Offered Debt to be redeemed on such date. If less than all of the Offered Debt of any series are to be redeemed, the Offered Debt to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Certain Covenants

   Restriction on Liens. The Indenture provides that the Company will not, nor will it permit a Restricted Subsidiary to, secure indebtedness for money borrowed by placing a Lien on any Operating Property owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing the Offered Debt, unless (i) the principal amount of such indebtedness plus (ii) the Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions the proceeds of which are applied as provided under (b) of the following paragraph) does not exceed 10% of the Consolidated Net Assets of the Company and its consolidated subsidiaries. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for purposes of this restriction, certain permitted liens, including (a) liens existing as of the date of the Indenture, (b) liens existing at the time any corporation becomes a Restricted Subsidiary, (c) liens on property existing at the time of acquisition and certain purchase money or similar liens, (d) liens to secure certain development, operation, construction, alteration, repair or improvement costs, (e) liens securing indebtedness owing to the Company or another Restricted Subsidiary by a Restricted Subsidiary, (f) liens in connection with either government contracts, including the assignment of moneys due or to become due thereon or obligations issued by a state or a commonwealth or certain other governmental entities, (g) certain liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money and (h) extensions, substitutions, replacements or renewals of the foregoing. (Section 1007)

   Restriction on Sale and Leaseback Transactions. The Indenture further provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless either (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the Indenture (other than those the proceeds of which are applied to reduce indebtedness under (b) following), plus the aggregate amount of then outstanding secured indebtedness not otherwise permitted or excepted without equally and ratably securing the Offered Debt, does not exceed 10% of the Consolidated Net Assets of the Company and its consolidated subsidiaries, or (b) an amount equal to the fair value of the Operating Property leased is applied within 120 days to (i) the purchase of any asset or any interest in an asset which would qualify after purchase, as an Operating Property or (ii) the retirement of the Offered Debt or other indebtedness maturing more than one year thereafter. (Section 1008)

   Certain Definitions. "Attributable Debt", in respect of the sale and leaseback transactions described above, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transaction. (Section 101)

   "Consolidated Net Assets" is the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding certain renewable or extendible indebtedness) as shown on the latest balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

   An "Operating Property" is any real property or equipment located within the United States and used primarily for manufacturing by the Company or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 2.0% of Consolidated Net Assets, other than any such property or equipment (i) which is financed by obligations issued by a state, commonwealth, territory or possession of the United States of America, or any political subdivision or governmental authority of any of the foregoing, or
(ii) which, in the opinion of the Company's Board of Directors, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole. (Section 101)

   A "Restricted Subsidiary" is any Subsidiary of the Company that owns any Operating Property.

   A "Sale and Leaseback Transaction" is any arrangement with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Operating Property by the lessee will be discontinued), which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 120 days after the acquisition or the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Operating Property.

Events of Default

   An Event of Default with respect to the Debt Securities of any series is defined in the Indenture as: (i) default in payment of principal of or premium, if any, on any Debt Security of that series at Maturity; (ii) default for 30 days in payment of interest on any Debt Security of that series; (iii) default for 30 days in the deposit of any sinking fund payment when due in respect of that series; (iv) failure by the Company in the performance of any other of the covenants or warranties in the Indenture continued for 90 days after due notice by the Trustee or by Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

   The Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities (as defined in the Indentures), such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 502 and 513)

   The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Debt Securities of that series notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of or premium, if any, or interest on any Debt Security of that series, or in the deposit of any sinking fund payment which is provided for, such notice shall not be given until 30 days after the occurrence of a default with respect to Outstanding Debt Securities of such series. The term default with respect to any series of Outstanding Debt Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Debt Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602)

   The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Debt Securities. (Section 603) The Indenture provides that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debt Securities of such series provided that the Trustee may decline to act if such direction is contrary to law or the Indenture or would expose it to personal liability. (Section 512)

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

   Defeasance and Discharge. The terms of any series of Debt Securities will provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments applicable to, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series. (Article Thirteen of the Indenture)

   Defeasance of Certain Covenants. The terms of any series of Debt Securities will provide the Company with the option to omit to comply with certain restrictive covenants, including those described in Sections 801, 1007 and 1008 of the Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and mandatory sinking fund payments applicable to the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

Modification of the Indenture and Waiver of Covenants

   The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any Debt Security of any series, (b) reduce the aforesaid percentage of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (c) effect certain other changes. (Section 902) The Indenture also permits the Company to omit compliance with certain covenants in the Indenture with respect to Debt Securities of any series upon waiver by the Holders of a majority in principal amount of Outstanding Debt Securities of such series.

Consolidation, Merger and Sale of Assets

   The Indenture contains a provision permitting the Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any person provided that:
(i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture; (iii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (iv) certain other conditions are met. (Sections 801 and 802)

Concerning the Trustee

   The Bank of New York is the Trustee under the Indenture. The Trustee is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships. The Trustee also serves as trustee or paying agent under certain indentures pursuant to which the Company or its subsidiaries have issued industrial revenue bonds, in an aggregate original principal amount of approximately $137 million.

Governing Law

   The Indenture for the Debt Securities and the Debt Securities will be governed by New York law.

Global Securities

   The Outstanding Debt is, and the Exchange Debt will be, issued in the form of one or more global certificates (the "Global Securities"). The Global Securities will be deposited on the date of the acceptance for exchange of the Outstanding Debt and the issuance of the Exchange Debt (the "Closing Date") with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

   Offered Debt that is issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Securities have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Securities representing the principal amount of Offered Debt being transferred.

   Persons holding interests in the Global Securities may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

   Persons who are not Participants may beneficially own interests in a Global Security held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

   Neither the Company nor the Trustee (nor any registrar or paying agent) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Offered Debt only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

   DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the Commission.

   Purchases of Offered Debt under the DTC system must be made by or through Participants, which will receive a credit for the Offered Debt on DTC's records. The ownership interest of each actual purchaser of Offered Debt (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Debt are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt, except in the event that use of the book-entry system for the Offered Debt is discontinued.

   The deposit of Offered Debt with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Debt; DTC's records reflect only the identity of the Participants to whose accounts such Offered Debt is credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

   Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to Cede. If less than all of the Offered Debt is being redeemed, DTC's practice is to determine by lot the interest of each Participant in such Offered Debt to be redeemed.

   Principal and interest payments on the Offered Debt will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to

Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   DTC may discontinue providing its services as securities depositary with respect to the Offered Debt at any time by giving reasonable notice to the Company. In the event that DTC notifies the Company that it is unwilling or unable to continue as depositary for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the Offered Debt will be printed and delivered in exchange for interests in such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Offered Debt registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the Offered Debt will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

Certificated Securities

   Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Trustee, exchange such beneficial interest for Offered Debt in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Offered Debt in the form of Certificated Securities under the Indenture, then, upon surrender by Cede, or its nominee, of Global Securities, Offered Debt in such form will be issued to each person that Cede, or its nominee, and the Depositary identify as being the beneficial owner of the related Offered Debt.

   Neither the Company nor the Trustee will be liable for any delay by Cede, its nominee, or the Depositary in identifying the beneficial owners of Offered Debt and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from Cede, its nominee, or the Depositary for all purposes.

Year 2000

   The following information has been provided by DTC:

   DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:
(i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Registration Rights; Liquidated Damages

   The Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), dated December 9, 1998, for the benefit of the holders of the Outstanding Debt wherein the Company agreed, for the benefit of the holders of the Outstanding Debt, (i) to file with the Commission a registration statement, of which this Prospectus forms a part (the "Exchange Offer Registration Statement"), with respect to the Exchange Debt and
(ii) to use its reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 calendar days after December 9, 1998, the date on which the Company delivered the Outstanding Debt to the Initial Purchasers (the "Closing Date").

   If, (i) because of any change in law or in currently prevailing interpretations of the Staff, the Company is not permitted to effect the Exchange Offers, (ii) the Exchange Offers are not consummated within 225 days of the Closing Date, or (iii) in the case of any holder that participates in the Exchange Offers, such holder does not receive applicable Exchange Debt on the date of the exchange that may be sold without restriction under state and Federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act or as a broker-dealer), then in each case, the Company will (x) promptly deliver to the holders written notice thereof and (y) at the Company's sole expense (a) as promptly as practicable, file a shelf registration statement covering resales of the applicable Outstanding Debt (the "Shelf Registration Statement"), (b) use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the Closing Date or such time as all of the Outstanding Debt or Exchange Debt, as applicable, has been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each applicable holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Outstanding Debt or Exchange Debt, as applicable, has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Debt. A holder that sells Outstanding Debt or Exchange Debt, as applicable, pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

   If the Company fails to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then liquidated damages ("Liquidated Damages") shall become payable in respect of the Outstanding Debt as follows:

   In the event that the Exchange Offer is not consummated or the applicable Shelf Registration Statement is not declared effective on or prior to the 225th day following the Closing Date, Liquidated Damages shall accrue on the applicable Outstanding Debt from and including the next day following such 225-day period at a rate equal to 0.25% per annum. The aggregate amount of Liquidated Damages payable pursuant to the above provision will in no event exceed 0.25% per annum. Upon the consummation of the applicable Exchange Offer or the effectiveness of the applicable Shelf Registration Statement, as the case may be, after the 225-day period described above, the Liquidated Damages will cease to accrue.

   In the event that a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, if the Company fails to keep such Shelf Registration Statement continuously (x) effective or (y) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any 12-month period (the 61st day being referred to as the "Default Day"), then from the Default Day until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or is useable,
(ii) the date that is the second anniversary of the Closing Date (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) or (iii) the date as of which all of the applicable Outstanding Debt is sold pursuant to the Shelf Registration Statement, Liquidated Damages shall accrue at a rate equal to 0.25% per annum.

   Any amounts of Liquidated Damages due pursuant to the foregoing paragraphs will be payable in cash on June 1 and December 1 of each year to the holders of record on the preceding May 15 and November 15, respectively.

   The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement. In addition, the information set forth above concerning certain interpretations of and positions taken by the Staff is not intended to constitute legal advice, and holders of Outstanding Debt should consult their own legal advisors with respect to such matters.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

   The following is a general discussion of certain United States federal tax consequences associated with the exchange of the Outstanding Debt for the Exchange Debt pursuant to the Exchange Offer and disposition of the Exchange Debt. This summary applies only to a beneficial owner of Exchange Debt who acquired Outstanding Debt at the initial offering from Salomon Smith Barney Inc. and Goldman, Sachs & Co. for the original offering price thereof and who acquires the Exchange Debt pursuant to the Exchange Offer. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. This discussion does not consider any specific facts or circumstances that may apply to a particular holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of the Exchange Debt, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

   For purposes of this discussion, a "U.S. Holder" means a holder of Exchange Debt that is either a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or a trust whose administration is subject to the primary supervision of a United States court and for which one or more United States persons have the authority to control all substantial decisions of the trust. A Non-U.S. Holder is a holder of Exchange Debt other than a U.S. Holder.

Exchange Offer

   The exchange of Outstanding Debt for Exchange Debt pursuant to the Exchange Offer will not constitute a "significant modification" of the Outstanding Debt for United States federal income tax purposes and, accordingly, the Exchange Debt received will be treated as a continuation of the Outstanding Debt in the hand of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges Outstanding for Exchange Debt pursuant to the Exchange Offer, and any such holder will have the same adjusted tax basis and holding period in the Exchange Debt for United States federal income tax purposes as it had in the Outstanding Debt immediately before the exchange.

Stated Interest

   The holders of Exchange Debt will include stated interest in gross income in accordance with their methods of accounting for tax purposes (including accrued, unpaid interest on the Outstanding Debt to the date of the issuance of the Exchange Debt).

Disposition

   In general, a holder of Exchange Debt will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Exchange Debt measured by the difference between (i) the amount of cash and fair market value of property received (that is not attributable to accrued interest which has not yet been recognized as gross income) and (ii) the holder's adjusted tax basis in the Exchange Debt. Any such gain or loss will generally be long-term capital gain or loss, provided the Exchange Debt was a capital asset in the hands of the holder and had been held for more than one year.

Non-U.S. Holders

   Under present United States federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

     (a) payments of interest on the Exchange Debt to any Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Monsanto entitled to vote,

  (2) the holder is not (i) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or
  (ii) a controlled foreign corporation that is related to Monsanto through stock ownership, and (3) such interest payments are not effectively connected with the conduct of a United States trade or business of the holder;

     (b) a holder of Exchange Debt who is a Non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange, or other disposition of Exchange Debt, unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (2) the gain is effectively connected with the conduct of a United States trade or business of the holder; and

     (c) if interest on the Exchange Debt is exempt from withholding of United States federal income tax under the rules described above (without regard to the certification requirement), the Exchange Debt will not be included in the estate of a deceased Non-U.S. Holder for United States Federal estate tax purposes.

   The certification referred to above may be made on an Internal Revenue Service Form W-8 or a substantially similar substitute form.

Information Reporting and Backup Withholding

   Monsanto will, where required, report to the holders of Exchange Debt and the Internal Revenue Service the amount of any interest paid on the Exchange Debt in each calendar year and the amounts of federal tax withheld, if any, with respect to such payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on Exchange Debt, or on proceeds of the disposition of Exchange Debt before maturity, unless such U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

   Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to interest paid on the Exchange Debt to a Non-U.S. Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Exchange Debt are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-U.S. Holder status under penalties of perjury and provides its name and address or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Exchange Debt by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

New Treasury Regulations Applicable to Non-U.S. Holders

   On October 6, 1997, the United States Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1999. The new Treasury regulations modify and, in general, unify the way in which Non-U.S. Holders may establish eligibility for United States federal withholding tax exemptions, including that under a tax treaty, and an exemption from backup withholding.

   For example, the new Treasury regulations will require new forms, which Non-U.S. Holders will generally have to provide earlier than you would have had to provide replacements for expiring existing forms. The new Treasury regulations also clarify the standards upon which withholding agents of Non-U.S. Holders may rely, add requirements in order for Non-U.S. Holders to claim reduced federal tax withholding under a tax treaty, and provide different procedures in order for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions if they receive payments on behalf of Non-U.S. Holders.

   The new Treasury regulations are particularly complex. Non-U.S. Holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on their investment in the Exchange Debt.

                              PLAN OF DISTRIBUTION

   Based on existing interpretations of the Securities Act by the staff of the Commission (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Debt issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Outstanding Debt who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Debt, or any broker-dealer who purchased the Outstanding Debt from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Outstanding Debt in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Outstanding Debt unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Debt as it has in such no-action letters to third parties.

   Each holder of the Outstanding Debt (other than certain specified holders) who wishes to exchange the Outstanding Debt for Exchange Debt in the Exchange Offer is required to represent that (i) it is not an affiliate of the Company,
(ii) the Exchange Debt to be received by it was acquired in the ordinary course of its business, (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Debt, and (iv) if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the Exchange Debt (within the meaning of the Securities Act). In addition, in connection with any resales of Exchange Debt, any broker-dealer (a "Participating Broker-Dealer") who acquired the Outstanding Debt for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Based on the position the Commission has taken to date, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Debt (other than a resale of an unsold allotment from the original sale of the Outstanding Debt) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the Prospectus in connection with the resale of such Exchange Debt for a period of 180 days from the Expiration Date.

   Each broker-dealer that receives Exchange Debt for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debt. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debt received in exchange for Outstanding Debt where such Outstanding Debt was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following such Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Each broker-dealer agrees that it shall suspend use of this Prospectus upon notice from the Company of the occurrence of certain events until the Company has amended or supplemented the Prospectus so that it does not contain any untrue statements or omissions of material facts.

   The Company will not receive any proceeds from any sale of Exchange Debt by broker-dealers. Exchange Debt received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Debt or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Debt. Any broker-dealer that resells Exchange Debt that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Debt may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Debt and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the applicable Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Outstanding Debt (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

   Monsanto files annual, quarterly and special reports, proxy statements and other information with the Commission. Monsanto's filings with the Commission are available to the public over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document Monsanto files with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

   Monsanto's reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, the exchange on which certain of Monsanto's securities are listed.

   No person is authorized to give any information or to make any representations with respect to the matters described in this Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representation with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Monsanto. The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Monsanto since the date hereof or that the information in this Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Commission allows Monsanto to "incorporate by reference" certain information that Monsanto files with the Commission, which means that Monsanto can disclose important information to you by referring you to information in those documents. The information incorporated by reference is an important part of this Prospectus. The following documents and other materials, which Monsanto has filed with the Commission, are incorporated herein and specifically made a part hereof by this reference:

     (1) Monsanto's Annual Report on Form 10-K filed with the Commission on March 17, 1998;

     (2) Monsanto's Quarterly Reports on Form 10-Q filed with the Commission on May 15, August 14 and November 12, 1998; and

     (3) Monsanto's Current Reports on Form 8-K filed with the Commission on January 23, June 1, October 13, October 19, October 30, November 13, November 16, November 27, December 8 and December 14, 1998 and February 8 and March 1, 1999.

   In addition, (1) all documents filed with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by Monsanto subsequent to the date of this Prospectus and
(2) all documents filed with the Commission pursuant to the Exchange Act after the date of the initial registration statement of which this Prospectus is a part and prior to the effectiveness of such registration statement shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

   This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of such documents, other than exhibits to such documents that are not specifically incorporated by reference herein, are available without charge to any person to whom this Prospectus is delivered, upon written or oral request to: Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, Attention: Corporate Secretary, telephone: (314) 694-1000.

                         VALIDITY OF THE EXCHANGE DEBT

   The validity of the Exchange Debt offered hereby will be passed upon for the Company by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated herein in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of DEKALB Genetics Corporation and subsidiaries incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Monsanto Company

                               Exchange Offer for

                       $500,000,000 5.375% Notes due 2001
                       $600,000,000 5.750% Notes due 2005
                       $200,000,000 5.875% Notes due 2008
                    $500,000,000 6.500% Debentures due 2018
                    $700,000,000 6.600% Debentures due 2028

                                [Monsanto logo]

                               ----------------

                                   PROSPECTUS

                               ----------------

                                         , 1999

   Until               , all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of the Company's By-Laws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article IX of the Company's Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

   The Company maintains directors' and officers' liability insurance coverage.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   The following documents are filed herewith or incorporated herein by reference.

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 3.1     Restated Certificate of Incorporation of the Company as of October 28,
         1997 (incorporated herein by reference to Exhibit 3(i) of the
         Company's Form 10-Q for the quarter ended September 30, 1997)

 3.2     By-Laws of the Company, as amended effective February 26, 1999

 4.1     Indenture dated as of December 1, 1998 between the Company and The
         Bank of New York as Trustee, providing for Issuance of Debt Securities in Series (incorporated herein by reference to Exhibit 4.7 of the Company's Current Report on Form 8-K as filed with the Commission on December 14, 1998)

 4.2     Form of Officer's Certificate, establishing the terms of the Company's
         5.375% Notes due 2001, 5.750% Notes due 2005, 5.875% Notes due 2008,
         6.500% Debentures due 2018 and 6.600% Debentures due 2028

 4.3 Registration Rights Agreement, dated as of December 9, 1998, by and among the Company, Salomon Smith Barney Inc. and Goldman, Sachs & Co.

 5.1     Opinion of Winston & Strawn

 12.1 Computation of Ratios of Earnings to Fixed Charges (for last five fiscal years) (incorporated herein by reference to Exhibit 99 of the Company's 10-Q for the quarter ended September 30, 1998)

 23.1    Consent of Deloitte & Touche LLP

 23.2    Consent of Winston & Strawn (included in Exhibit 5.1)

 23.3    Consent of Arthur Andersen LLP

 24      Powers of Attorney

 25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 5.375% Notes due 2001

 25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 5.750% Notes due 2005

 25.3    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 5.875% Notes due 2008


 Exhibit
 Number                        Description of Exhibits
 -------                       -----------------------
 25.4    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 6.500% Debentures due 2018

 25.5    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 6.600% Debentures due 2028

 99.1    Form of Letter of Transmittal

 99.2    Form of Notice of Guaranteed Delivery

 99.3    Form of Tender Instructions

ITEM 22. UNDERTAKINGS

   (1) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (3) The Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Monsanto Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on March 2, 1999.

                                          Monsanto Company

                                            /s/ Gary L. Crittenden
                                          By: _________________________________
                                          Name: Gary L. Crittenden
                                          Title:Senior Vice President and
                                          Chief Financial Officer (Principal
                                          Financial Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----
                 *                   Chairman and Director           March 2, 1999
____________________________________ (Principal Executive
         Robert B. Shapiro           Officer)

     /s/ Gary L. Crittenden          Senior Vice President and       March 2, 1999
____________________________________ Chief Financial Officer
         Gary L. Crittenden          (Principal Financial
                                     Officer)

                 *                   Vice President and              March 2, 1999
____________________________________ Controller (Principal
          Richard B. Clark           Accounting Officer)

                 *                   Director                        March 2, 1999
____________________________________
         Robert M. Heyssel

                 *                   Director                        March 2, 1999
____________________________________
           Michael Kantor

                 *                   Director                        March 2, 1999
____________________________________
         Gwendolyn S. King

                 *                   Director                        March 2, 1999
____________________________________
            Philip Leder

                 *                   Director                        March 2, 1999
____________________________________
        Jacobus F. M. Peters

                 *                   Director                        March 2, 1999
____________________________________
            John S. Reed

                 *                   Director                        March 2, 1999
____________________________________
           John E. Robson

                 *                   Director                        March 2, 1999
____________________________________
       William D. Ruckelshaus

* Barbara L. Blackford, by signing her name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

                                                /s/ Barbara L. Blackford
                                          -------------------------------------
                                                  Barbara L. Blackford
                                                    Attorney-in-Fact

                                 EXHIBIT INDEX

   The following documents are filed herewith or incorporated herein by reference.

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
  3.1    Restated Certificate of Incorporation of the Company as of October 28,
         1997 (incorporated herein by reference to Exhibit 3(i) of the
         Company's Form 10-Q for the quarter ended September 30, 1997)

  3.2    By-Laws of the Company, as amended effective February 26, 1999

  4.1    Indenture dated as of December 1, 1998 between the Company and The
         Bank of New York as Trustee, providing for Issuance of Debt Securities in Series (incorporated herein by reference to Exhibit 4.7 of the Company's Current Report on Form 8-K as filed with the Commission on December 14, 1998)

  4.2    Form of Officer's Certificate, establishing the terms of the Company's
         5.375% Notes due 2001, 5.750% Notes due 2005, 5.875% Notes due 2008,
         6.500% Debentures due 2018 and 6.600% Debentures due 2028

  4.3 Registration Rights Agreement, dated as of December 9, 1998, by and among the Company, Salomon Smith Barney Inc. and Goldman, Sachs & Co.

  5.1    Opinion of Winston & Strawn

 12.1 Computation of Ratios of Earnings to Fixed Charges (for last five fiscal years) (incorporated herein by reference to Exhibit 99 of the Company's 10-Q for the quarter ended September 30, 1998)

 23.1    Consent of Deloitte & Touche LLP

 23.2    Consent of Winston & Strawn (included in Exhibit 5.1)

 23.3    Consent of Arthur Andersen LLP

 24      Powers of Attorney

 25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 5.375% Notes due 2001

 25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 5.750% Notes due 2005

 25.3    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 5.875% Notes due 2008

 25.4    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 6.500% Debentures due 2018

 25.5    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 6.600% Debentures due 2028

 99.1    Form of Letter of Transmittal

 99.2    Form of Notice of Guaranteed Delivery

 99.3    Form of Tender Instructions